EXECUTION VERSION

                             PLAN SUPPORT AGREEMENT

          PLAN SUPPORT AGREEMENT (this "AGREEMENT"), dated as of November 23, 2008, among (i) Lenox, Incorporated, a New Jersey corporation, D 56, Inc., a Minnesota corporation, and Lenox Retail, Inc., a Minnesota corporation, Lenox Group Inc., a Delaware corporation, FL 56 Intermediate, Corp., a Delaware corporation, Lenox Worldwide, LLC, a Delaware limited liability company, and Lenox Sales, Inc., a Minnesota corporation (collectively referred to as "LENOX"), (ii) the undersigned lenders (collectively, the "TERM LENDERS," together with Lenox, each referred to as a "Party" and collectively referred to as the "PARTIES"), who are "Lenders" under that certain Amended and Restated Term Loan Credit Agreement dated April 20, 2007 (as amended, the "TERM LOAN AGREEMENT") by and between Lenox, Incorporated, D 56, Inc., and Lenox Retail, Inc., as borrowers; and Lenox Group Inc. and other guarantors party thereto as guarantors; Bank of New York/Mellon as administrative agent (as successor to UBS AG, Stamford Branch) and the Lenders party thereto.

                                 W H E R E A S :

     A. Prior to the date hereof, representatives of Lenox and the Term Lenders have engaged in arm's length, good faith discussions regarding a financial restructuring of Lenox's indebtedness and other obligations (the "RESTRUCTURING") and the agreed upon terms of such Restructuring are as set forth in this Agreement.

     B. Each Party desires that the Restructuring will be implemented through the sale of substantially all of Lenox's assets to an entity owned by the Term Lenders pursuant to a chapter 11 plan of reorganization, subject to the non-occurrence of a 363 Hearing Event, or in the event of a 363 Hearing Event, through the sale of all or substantially all of the assets of Lenox under section 363 of the Bankruptcy Code in accordance with the Bidding Procedures (the "TRANSACTION").

     C. This Agreement and the Plan Term Sheet set forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Restructuring.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. DEFINITIONS. The following terms shall have the following definitions:

               "363 HEARING EVENT" has the meaning set forth in paragraph 5 hereto.

               "AGREEMENT" has the meaning set forth in the preamble hereof.

               "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings,

          "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

               "BALLOT"  means  the  ballot   distributed  with  the  Disclosure
          Statement for voting on the Plan.

               "BANKRUPTCY CODE" means title 11 of the United States Code, 11 U.S.C. ss.ss.101 ET SEQ.

               "BANKRUPTCY COURT" means the United States Bankruptcy Court for the Southern District of New York.

               "BANKRUPTCY   RULES"  means  the  Federal   Rules  of  Bankruptcy
          Procedure.

               "BIDDING PROCEDUREs" means those procedures set forth in EXHIBIT B attached hereto to be employed with respect to the proposed sale of the equity of reorganized Lenox or substantially all of the assets of Lenox as the case may be.

               "BID PROCEDURES ORDER" means an order, in form and substance reasonably acceptable to the Proposed Purchaser, (i) fixing the date, time and location of the hearing (the "TRANSACTION APPROVAL HEARING") to approve the Transaction, (ii) fixing the time, date and location of an auction, (iii) containing such other appropriate buyer protections as may be reasonably requested by the Proposed Purchaser, and (iv) otherwise approving the Bidding Procedures.

               "BORROWERS" means D 56, Inc., a Minnesota corporation, Lenox Retail, Inc., a Minnesota corporation, and Lenox, Incorporated, a New Jersey corporation.

               "BUSINESS DAY" means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

               "CHAPTER 11 CASES" means the voluntary chapter 11 cases to be commenced by Lenox.

               "CONFIRMATION ORDER" has the meaning set forth in paragraph 5(f) hereof.

               "DIP   FINANCING"   means  that  certain   debtor  in  possession
          financing, the principal terms of which shall be in form and substance acceptable to the Term Lenders.

               "DIP TERM SHEET" means the term sheet outlining the principal terms of the DIP Financing set forth as EXHIBIT A to this Agreement.

               "DISCLOSURE STATEMENT" means the disclosure statement in respect of the Plan.

               "EQUITY   COMMITMENT   LETTER"  refers  to  that  certain  letter
          agreement among the Term Lenders dated as of November 23, 2008, pursuant to which each Term Lender signatory thereto commits to contribute all or a portion of its Term Loans to the Proposed Purchaser in connection with the Transaction.

               "EXECUTION DATE" means the date on which the Purchase Agreement is executed and delivered to each of the parties thereto.

               "FINAL FINANCING ORDER" means the order authorizing the DIP Financing and use of cash collateral on a final basis in form and substance acceptable to the Term Lenders.

               "FINAL ORDER" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket of such court, the operation or effect of which has not been stayed, reversed, vacated, modified or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing has expired and as to which no appeal, petition for certiorari, or petition for review was filed, or if filed, remains pending; provided, however, that the possibility that a motion may be filed pursuant to Rules 9023 or 9024 of the Bankruptcy Rules or Rules 59 or 60(b) of the Federal Rules of Civil Procedure shall not mean that an order or judgment is not a Final Order.

               "INTERIM FINANCING ORDER" means the order authorizing the DIP Financing and use of cash collateral on an interim basis in form and substance acceptable to the Term Lenders.

               "MATERIAL ADVERSE CHANGE" means any change, effect, event, occurrence, development, circumstance or state of facts occurs which has had or would reasonably be expected to have a materially adverse effect on the business, properties, operations, financial condition or results of operations of Lenox (including its subsidiaries and their respective businesses), taken as a whole, or which would materially impair Lenox's ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement. The filing of voluntary petitions commencing the Chapter 11 Cases contemplated by this Plan Support Agreement shall not constitute a Material Adverse Change.

               "MATERIAL CONTRACT" means (a) any license agreement, or (b) any agreement that involves the payment of, or the purchase or provision of goods or services having a value in excess of, $250,000 in any year or $500,000 over the life of such contract.

               "OUTSIDE DATE" means March 31, 2009.

               "PARTIES" has the meaning set forth in the preamble hereof.

               "PERSON" means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

               "PETITION DATE" means the date on which Lenox files voluntary petitions under the Bankruptcy Code.

               "PLAN" means a joint plan of reorganization for Lenox to be filed in the Chapter 11 Cases based on the terms and conditions set forth in the Plan Term Sheet, and in form and substance acceptable to Required Term Lenders, as such Plan may be amended, modified or otherwise supplemented from time to time with the written consent of Required Term Lenders; provided, however, that any amendment, modification or supplement to the Plan that would require resolicitation under section 1127 of the Bankruptcy Code shall require the written consent of Supermajority Term Lenders.

               "PLAN TERM SHEET" means the term sheet annexed hereto as EXHIBIT A, as amended, modified or supplemented with the written consent of Required Term Lenders; provided, however, that any amendment, modification or supplement to the Plan Term Sheet, which, if made to the Plan, would require resolicitation under section 1127 of the Bankruptcy Code, shall require the written consent of Supermajority Term Lenders.

               "PREVAILING PURCHASER" means the person or entity that submits the Successful Bid (as defined in the Bidding Procedures).

               "PROPOSED PURCHASER" means an entity or entities to be formed by the Term Lenders or their Affiliates for the purpose of effecting the Transaction.

               "PURCHASE AGREEMENT" means a purchase agreement to be entered into between the Proposed Purchaser and Lenox, or such other agreement as may be entered into by and between Lenox and the Prevailing Purchaser in accordance with the Bidding Procedures, providing for the sale of the equity of reorganized Lenox or the sale of all or substantially all of the assets of Lenox, as the case may be.

               "REQUIRED TERM LENDERS" means, as of any date of determination, Term Lenders holding more than fifty percent (50%) of the Term Loans.

               "RESTRUCTURING" has the meaning set forth in the preamble hereof.

               "REVOLVING LENDERS" means the lenders under that certain Amended and Restated Revolving Credit Agreement, dated April 20, 2007, by and between Lenox, Incorporated, D 56, Inc., and Lenox Retail, Inc., as borrowers; Lenox Group Inc. and other guarantors party thereto as guarantors; UBS AG, Stamford Branch, as issuing bank and administrative agent; and the lenders party thereto.

               "SUPERMAJORITY   TERM   LENDERS"   means,   as  of  any  date  of
          determination, Term Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the Term Loans.

               "TERM LOAN AGREEMENT" has the meaning set forth in the preamble hereof.

               "TERM LOANS" means the obligations under the Term Loan Agreement.

               "TERMINATION  DATE"  has the  meaning  set forth in  paragraph  4 hereto.

               "TERMINATION EVENT" has the meaning set forth in paragraph 4 hereto.

               "TRANSACTION" has the meaning set forth in the preamble hereof.

               "TRANSACTION APPROVAL ORDER" means an order, which may be the Confirmation Order, in form and substance acceptable to the Prevailing Purchaser and Required Term Lenders, (i) approving the equity sale or asset sale by the Prevailing Purchaser (and, in the case of an asset sale, free and clear of all liens, claims and encumbrances pursuant to sections 363(b) and 363(f) of the Bankruptcy Code), (ii) approving the assumption by (and, if necessary, assignment to) the Prevailing Purchaser of any contracts assumed in connection with the sale pursuant to section 365 of the Bankruptcy Code, (iii) containing findings of fact and conclusions of law that the Prevailing Purchaser is a good faith purchaser entitled to the protections of Bankruptcy Code section 363(m), and (iv) which is otherwise reasonably acceptable to Required Term Lenders.

               "TRANSFER" has the meaning set forth in paragraph 6 hereto.

2. COMMITMENT OF THE TERM LENDERS. Subject to the terms and conditions hereof, each Term Lender shall (severally and not jointly):

     (a) use its commercially reasonable efforts to cause the Proposed Purchaser to negotiate in good faith and enter into a Purchase Agreement with Lenox pursuant to which, among other things, the Proposed Purchaser shall agree, subject to the terms and conditions contained therein, to consummate the Transaction;

     (b) subject to its receipt of a Bankruptcy Court approved Disclosure Statement, vote all Term Loans, now or hereafter beneficially owned by such Term Lender or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof in favor of the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying solicitation materials, and timely return a duly executed Ballot in connection therewith,  PROVIDED,  HOWEVER,  no Term Lender  shall be obligated to vote in favor of the Plan, -------- ------- and, notwithstanding subsection (c) of this paragraph 2, may withdraw or revoke its tender, consent or vote with respect to the Plan, upon (i) the termination of this Agreement (provided that if the Term Lenders are the terminating party, they are not then in material breach of their obligations under this Agreement); (ii) the withdrawal, amendment, modification of, or the filing of a pleading seeking to withdraw, amend, or modify, the Plan, Disclosure Statement or any documents related to the foregoing, including motions, notices, exhibits, appendices and orders, in a manner which is not acceptable to the Term Lenders to the extent that such amendments or modifications are adverse to them; (iii) the occurrence of a material breach of the Bidding Procedures; or (iv) the occurrence of a 363 Hearing Event as defined herein or in the Purchase Agreement, as applicable, if the Term Lenders elect that the Transaction be effected outside of a chapter 11 plan in accordance with section 5 below, as applicable;

     (c) subject to subsection (b) of this paragraph 2, not withdraw or revoke its tender, consent or vote with respect to the Plan;

     (d) consent to Lenox granting the Revolving Lenders a first priority priming lien on those assets of Lenox as to which such Revolving Lenders currently have a first priority lien in connection with the DIP Financing;

     (e) following the commencement of the Chapter 11 Cases, not (i) object, on any grounds, to the terms, conditions, nature or amount of the DIP Financing, except to the extent that such terms are inconsistent in any material respect from those contained in the DIP Term Sheet, (ii) object to, delay, or take any other action to interfere, directly or indirectly, in any respect with acceptance or implementation of the Plan or the Transaction, so long as the Plan and the Transaction contain terms and conditions effectuating the Restructuring that conform in all material respects to the Plan and Purchase Agreement subject to the rights of the Term Lenders under sections (b) and (f) of this section, (iii) encourage any person or entity to do any of the foregoing in clauses (i) and (ii) herein, or (iv) directly or indirectly seek, solicit, support or encourage (x) post-petition financing other than the DIP Financing, (y) any plan of reorganization or liquidation other than the Plan or (z) any transaction involving the sale of a material portion of Lenox's assets or the equity of reorganized Lenox other than the Transaction;

     (f) so long as Lenox conducts an auction in accordance with the Bidding Procedures, if the Proposed Purchaser is not the Prevailing Purchaser, not object to the sale of the equity in reorganized Lenox or the sale of all or substantially all of the Lenox's assets to the prevailing bidder on lack of consent; and

     (g) except as otherwise permitted herein, not take any other action, including, without limitation, initiating or joining in any legal proceeding that is inconsistent with, or that would be reasonably likely to delay consummation of, the Restructuring.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and the Restructuring and are not for the principal purpose of hindering, delaying or preventing the consummation of the Restructuring. Notwithstanding anything contained in this Agreement, neither a vote to accept the Plan by the Term Lenders, nor the acceptance of the Plan by any class of creditors, shall in any way be deemed to impair or waive the rights of the Term Lenders to assert or raise any objection permitted under subsections (b), (c),
(e), or (f) above in connection with the confirmation of the Plan or a hearing to approve a Transaction.

3. COMMITMENT OF LENOX. Subject to its fiduciary duties as debtor in possession based upon the advise of counsel, Lenox agrees to use its best efforts to (i) support and complete the Restructuring and all transactions contemplated under the Plan and Purchase Agreement, (ii) take any and all necessary and appropriate actions in furtherance of the Restructuring and the transactions contemplated under the DIP Term Sheet, (iii) complete the Restructuring and all transactions contemplated under the Plan and Purchase Agreement within the time-frame outlined herein, including, without limitation, by filing the Plan and Disclosure Statement with the Bankruptcy Court on or as soon as reasonably practicable after the Petition Date and taking all steps necessary and desirable to obtain an order of the Bankruptcy Court confirming the Plan and close the Transaction prior to the Outside Date, and (iv) obtain any and all required regulatory and/or third-party approvals for the Restructuring. Furthermore, Lenox agrees to (i) pay the reasonable fees and expenses of a consultant(s) hired by the Term Lenders to advise them on the operation of Lenox's business and (ii) provide such consultant(s) an office at Lenox's corporate headquarters and reasonable access to Lenox's books, records, operations and employees; provided, however, that such consultant(s) shall not have access to Lenox's headquarters on days when a potential third party purchaser is on site to conduct diligence with respect to Lenox's assets.

4. TERMINATION. This Agreement may be terminated and the commitments contained herein shall be of no further force and effect, at the option of Required Term Lenders (in the exercise of their sole reasonable discretion) or Lenox (unless otherwise provided below or if the Termination Event is caused by the terminating party's breach of any provision hereof), upon the occurrence of any of the following events (each a "TERMINATION EVENT"):

     (a) Lenox fails to commence the Chapter 11 Cases on or before November 25, 2008;

     (b) Lenox fails to obtain entry of (i) the Interim Financing Order on or within three (3) Business Days following the Petition Date or (ii) the Final Financing Order within thirty (30) Business Days following the Petition Date;

     (c) Lenox fails to file a motion for approval of the Bidding Procedures by December 1, 2008 or fails to obtain entry of the Bid Procedures Order by December 19, 2008;

     (d) Lenox and the Term Lenders fail to enter into a Purchase Agreement by December 19, 2008;

     (e) Lenox fails to file the Plan and Disclosure Statement by December 19, 2008 or fails to obtain an order approving the Disclosure Statement and solicitation procedures by January 20, 2009;

     (f)  Lenox fails to obtain entry of a Confirmation Order by March 15, 2009;

     (g) the effective date of the Plan (the "EFFECTIVE DATE") shall not have occurred by the Outside Date;

     (h)  Lenox  moves (1) to  voluntarily  dismiss any of the Chapter 11 Cases,
          (2) for conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (3) for appointment of a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

     (i) (1) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases or (2) any of the Chapter 11 Cases is dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

     (j) the entry of an order by the Bankruptcy Court invalidating, disallowing or limiting in any respect, as applicable, either (1) the enforceability, priority, or validity of the liens securing the Term Loans, or (2) the claims of the Term Lenders;

     (k) Lenox is in material breach of any of its obligations under this Agreement or the agreements governing the Transaction and any such breach by Lenox is not cured by the earlier of five (5) calendar days after receipt of written notice from the Term Lenders, or, if applicable, the expiration of the cure period under the agreements governing the Transaction;

     (l) at the option of Required Term Lenders, upon the occurrence of an "Event of Default" under the DIP Financing resulting in the termination of the Revolving Lenders' commitment thereunder and an acceleration of the obligations owing thereunder;

     (m) at the option of Lenox, if the Term Lenders commit a material breach under this Agreement which is not cured within five (5) calendar days after receipt of written notice from Lenox;

     (n) at the option of Lenox, if any Term Lender commits a material breach under such Term Lender's Equity Commitment Letter that has an adverse effect on Lenox and that is not cured within five (5) calendar days after receipt of written notice thereof from Lenox;

     (o) any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing, or prohibiting the Transaction in a way that cannot reasonably be remedied by Lenox or the Term Lenders; or

     (p) at the option of Required Term Lenders, upon the occurrence of a Material Adverse Change.

The date on which this Agreement is terminated in accordance with the foregoing provisions shall be referred to as the "TERMINATION DATE". Notwithstanding any provision in this Agreement to the contrary, upon the written consent of the Required Term Lenders, the dates set forth in sections 4(a) through (f) herein may be extended prior to or upon each such date and such later dates agreed to and in lieu thereof shall be of the same force and effect as the dates provided herein. Notwithstanding any provision in this Agreement to the contrary, upon the written consent of Supermajority Term Lenders, the date set forth in section 4(g) herein may be extended prior to or upon such date and such later date agreed to and in lieu thereof shall be of the same force and effect as the date provided herein.

5. CONVERSION TO HEARING STANDALONE 363 SALE. Notwithstanding anything to the contrary set forth in the Plan or this Agreement, at the option of Required Term Lenders, if one or more of the following events occurs (each, a "363 HEARING EVENT"), Lenox and the Term Lenders, in lieu of seeking to consummate the Transaction in conjunction with the Plan process, shall provide notice that they intend to seek Bankruptcy Court approval of the Transaction outside of a chapter 11 plan, in the form of a sale pursuant to section 363 of the Bankruptcy Code at the Transaction Approval Hearing:

     (a) Lenox fails to file the Plan and Disclosure Statement with the Bankruptcy Court within the period set forth in section 4(e) hereof;

     (b) the Disclosure Statement shall not have been approved by the date set forth in section 4(e) hereof;

     (c) Lenox does not file a notice with the Bankruptcy Court identifying the Successful Bid (as defined in the Bidding Procedures) at least ten
          (10) Business Days prior to the deadline established by order of the Bankruptcy Court for the submission of Ballots;

     (d) the Confirmation Order shall not have been entered by the Bankruptcy Court by the date set forth in section 4(f);

     (e)  entry of an order denying confirmation of the Plan;

     (f)  the Effective Date shall not have occurred by the Outside Date;

     (g) any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing, or prohibiting solicitation, confirmation and/or consummation of the Plan in a way that cannot be reasonably remedied by the Parties; or

     (h) the withdrawal, amendment, modification of, or the filing of a pleading seeking to amend or modify, the Plan, Disclosure Statement or any documents related to the foregoing, including motions, notices, exhibits, appendices and orders, in a manner not reasonably acceptable to the Term Lenders.

Notwithstanding any provision in this Agreement to the contrary, upon the written consent of the Required Term Lenders, the deadlines set forth in sections 5(a) through (d) herein may be waived or extended prior to or upon each such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein. Notwithstanding any provision in this Agreement to the contrary, upon the written consent of Supermajority Term Lenders, the date set forth in section 5(f) herein may be waived or extended prior to or upon such date and such later date agreed to in lieu thereof and shall be of the same force and effect as the date provided herein.

6. TRANSFER OF TERM LOANS. Prior to the consummation of the Transaction, no Term Lender will sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of (collectively, "TRANSFER") all or any portion of Term Loans or equity interest in the Proposed Purchaser, and no such Transfer will be effective, unless: (i) the transferee (in the case of a Transfer by a Term Lender) furnishes to Lenox and counsel to the Term Lenders, a joinder, in form and substance reasonably acceptable to Lenox and counsel to the Term Lenders, pursuant to which such transferee agrees to be bound by all the terms and conditions of this Agreement and the transferor's Equity Commitment Letter, (ii) the Term Lender effecting such Transfer notifies counsel to the Term Lenders in writing of such Transfer prior to the settlement date of such Transfer, and (iii) from and after the formation of the Proposed Purchaser, the Proposed Purchaser shall be reasonably satisfied prior to such Transfer that registration under the Securities Act of 1933, as amended, and the applicable securities laws of any other jurisdiction, is not required in connection with or as a result of the transaction resulting in such Transfer. Notwithstanding anything to the contrary in the foregoing, the following Transfers shall be permitted:

     a) any Transfer by any Term Lender to (i) an Affiliate of such Term Lender, (ii) one or more affiliated funds or affiliated entity or entities with a common investment advisor (in each case, other than portfolio companies), or (iii) another Term Lender or an Affiliate of another Term Lender, in each case, so long as such entity agrees to be bound to the terms of this Agreement and the transferor's Equity Commitment Letter with respect to the Term Loans so transferred;

     b)   any Transfer by any Term Lender to the Proposed Purchaser;

     c) any Transfer to an assignee who is not bound by terms and conditions of this Agreement free and clear of the terms of this Agreement if (i) such Term Lender has offered such claims to the other Term Lenders at a set asking price, (ii) such other Term Lenders have not agreed in writing to purchase all of the offered claims (subject to ratable cutback) at such set price (x) by the earlier of the tenth business day thereafter or January 20, 2009, if such offer is made prior to January 15, 2009 or (y) by the third business day thereafter, if such offer is made on or after January 15, 2009, and (iii) such Term Lender enters into a binding agreement to sell the claims to a buyer not a party to this Agreement in the immediately succeeding ten (10) business day period on terms and conditions, including price, no more favorable to the buyer than the terms it offered to the other Term Lenders; and

     d)   any other  Transfer  that is  approved  in  writing by  Required  Term
          Lenders.

7. OWNERSHIP OF TERM LOANS. Each Term Lender represents and warrants (severally and not jointly) that:

     a) as of the date of this Agreement, it is the beneficial owner of the principal amount of the Term Loans, or is the nominee, investment manager or advisor for beneficial holders of the Term Loans, as such Term Lender has indicated on its applicable signature page; and

     b) other than pursuant to this Agreement or the Term Loan Agreement, such Term Loans are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Term Lender's performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

8. COOPERATION. Prior to the commencement of and during the Chapter 11 Cases, each Party shall use its reasonable best efforts to provide to counsel for the Company and counsel for the Term

Lenders advance copies of all motions, applications, requests for relief, objections, responses, replies and other documents such Party intends to file with the Bankruptcy Court relating to the Chapter 11 Cases.

9. CLAIM RESOLUTION MATTERS. Prior to the closing of the Transaction, Lenox shall not enter into any agreements with holders of Administrative Claims, Priority Claims or Secured Tax Claims (as such terms shall be defined in the Plan) relating to the allowance, estimation, validity, extent or priority of such claims, or the treatment and classification of such claims under the Plan, without the prior written consent of the Proposed Purchaser, except with respect to (i) trade payables and employee benefits (other than severance or any employee benefit payment which arises as a result of the consummation of the Transaction) and obligations which have arisen in the ordinary course of Lenox's business, (ii) claims asserted in a liquidated amount of $10,000 or less, and
(iii) claims which Lenox is authorized to resolve or pay pursuant to "first day" orders and acceptable to the Term Lenders.

10. MATERIAL CONTRACTS. Prior to the closing of the Transaction, Lenox shall not enter into, terminate, amend, modify or supplement any Material Contract without prior consultation with, and the prior consent of, the Required Term Lenders (other than for the purchase or sale of inventory in the ordinary course of business).

11. ACCESS. Lenox will afford the Term Lenders and the Proposed Purchaser and their respective attorneys, consultants, accountants and other authorized representatives full access, upon reasonable notice during normal business hours, and at other reasonable times, to all properties, books, contracts, commitments, records, management personnel, lenders and advisors of Lenox.

12. ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules and annexes hereto (and, solely with respect to the Term Lenders, the Equity Commitment Letters and governance documents relating to the Proposed Purchaser), constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; PROVIDED, HOWEVER, that any confidentiality agreement between any Term Lender and any other Party shall survive this Agreement and shall continue to be in full force and effect irrespective of the terms.

13. SURVIVAL OF AGREEMENT. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of Lenox and in contemplation of possible Chapter 11 filings by Lenox, and (a) the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, and (b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code.

14. LENOX UNDERTAKINGS. So long as this Agreement is in effect, absent the prior written consent of each of the Term Lenders, Lenox shall not take any action materially inconsistent with this Agreement, including, but not limited to, the sale of any substantial portion of Lenox's assets. Lenox shall take all reasonable steps necessary and desirable to obtain an order of the Bankruptcy Court confirming the Plan as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules.

15. CONFIDENTIALITY: PUBLICITY. Unless required by applicable law or regulation or requested by any regulatory authority, no Party shall disclose the amount of a Term Lender's holdings of claims without the prior written consent of such Term Lender; and if such disclosure is so required by law or regulation or requested by a regulatory authority, the Party required to disclose shall, to the extent permitted by law or advised by counsel, use commercially reasonable efforts to afford each Term Lender a reasonable opportunity to review and comment upon any such disclosure prior to the making of such disclosure. The foregoing shall not prohibit Lenox from disclosing the existence of this Agreement or the approximate aggregate holdings of claims by the Term Lenders as a group.

16. WAIVER. If the transactions contemplated herein are or are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party's rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

17. RESERVATION OF RIGHTS. This Agreement and the Restructuring are part of a proposed settlement of outstanding indebtedness loaned to Lenox by the Term Lenders. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties hereto to protect and preserve their rights, remedies and interests. Except as expressly set forth herein, nothing herein shall be deemed an admission of any kind. Nothing contained herein effects a modification of any Term Lender's rights until and unless the Restructuring becomes effective. If the transactions contemplated herein are not consummated, or if this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights, pursuant to Federal Rule of Evidence 408 and any applicable state rules.

18. REPRESENTATIONS AND WARRANTIES OF ALL PARTIES. Each of the parties hereto (severally and not jointly) represents and warrants to each other that the following statements are true, correct and complete as of the date hereof. It has all requisite corporate or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other action on its part. The execution, delivery and performance by it of this Agreement do not and shall not
(i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party or under its certificate of incorporation, by-laws or other organizational documents.

19. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

20. AMENDMENTS. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of Lenox and Required Term Lenders.

21. HEADINGS.  The headings of the sections,  paragraphs and subsections of this
Agreement  are  inserted  for   convenience   only  and  shall  not  affect  the
interpretation hereof.

22. RELATIONSHIP AMONG PARTIES. Notwithstanding anything herein to the contrary, the duties and obligations of the Term Lenders under this Agreement shall be several, not joint. It is understood and agreed that any Term Lender may trade in the debt or equity securities of Lenox and its Subsidiaries without the consent of Lenox or any other Term Lender, subject to applicable securities laws and Section 6 of this Agreement. No Term Lender shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Term Lenders shall in any way affect or negate this understanding and agreement.

23. SPECIFIC PERFORMANCE. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

24. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state's choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

25. ACTIONS OF THE TERM LENDERS. Any action to be taken by the Term Lenders pursuant to this Agreement shall require the approval of the Required Term Lenders or Supermajority Term Lenders, as provided herein. Such action, when so taken, shall be evidenced by written notice thereof to Lenox, as applicable, by counsel to the Term Lenders, and Lenox shall be entitled to rely on such written notice.

26. NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by internationally recognized overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or facsimile numbers:

                  IF TO THE ADMINISTRATIVE AGENT OR TERM LENDERS:

                           Schulte Roth & Zabel LLP
                           919 Third Ave
                           New York, New York 10022
                           Attn: Adam C. Harris, Esq.
                           Facsimile: 212-593-5955

                  IF TO LENOX:

                           Weil, Gotshal & Manges LLP
                           700 Louisiana Street, Suite 1600
                           Houston, Texas 77002-2784
                           Attn: Alfredo R. Perez, Esq.
                           Facsimile: 713-224-9511

27. SPECIAL PROVISION REGARDING CHASE LINCOLN FIRST COMMERCIAL CORPORATION. Notwithstanding anything to the contrary in this Agreement and the Plan Term Sheet, this Agreement applies only to the Credit Trading Group of Chase Lincoln First Commercial Corporation, in its capacity as a Term Lender (the "CHASE LINCOLN CREDIT TRADING GROUP"), and, the term "Term Lender" means only the Chase Lincoln Credit Trading Group and such business unit's position in the Term Loans and does not apply to (i) any securities, loans, other obligations or any other interests in the Term Loans that may be held, acquired or sold by, or any activities, services or businesses conducted or provided by, any other group or business unit within, or Affiliate of, Chase Lincoln First Commercial Corporation; or (ii) any Term Loans that may be beneficially owned by non-Affiliated clients of Chase Lincoln First Commercial Corporation or any Affiliate of Chase Lincoln First Commercial Corporation.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

<


                                          D56 INC.



                                          By:  /s/ Marc Pfefferle
                                               --------------------------
                                                Name: Marc Pfefferle
                                                Title: Chief Executive Officer



                                          LENOX RETAIL, INC.



                                          By:  /s/ Marc Pfefferle
                                               --------------------------
                                                Name: Marc Pfefferle
                                                Title: Chief Executive Officer


                                          LENOX, INCORPORATED



                                          By:  /s/ Marc Pfefferle
                                               --------------------------
                                                Name: Marc Pfefferle
                                                Title: Chief Executive Officer


                                          LENOX GROUP, INC.


                                          By:  /s/ Marc Pfefferle
                                               --------------------------
                                               Name: Marc Pfefferle
                                               Title: Chief Executive Officer



                                          FL 56 INTER CORP.



                                          By:  /s/ Marc Pfefferle
                                               --------------------------
                                                Name: Marc Pfefferle
                                                Title: Chief Executive Officer

                                          LENOX WORLDWIDE LLC



                                          By:  /s/ Marc Pfefferle
                                               --------------------------
                                               Name: Marc Pfefferle
                                               Title: Chief Executive Officer


                                          LENOX SALES, INC.



                                          By:  /s/ Marc Pfefferle
                                               --------------------------
                                                Name: Marc Pfefferle
                                                Title: Chief Executive Officer

                                          CEDARVIEW LEVERAGED OPPORTUNITES
                                          MA, LTD



                                          By:  /s/ Burton Weinstein
                                               --------------------------
                                               Name:  Burton Weinstein
                                               Title: Managing Partner


                                          CEDARVIEW LEVERAGED OPPORTUNITES MA
                                          II, LTD



                                           By:  /s/ Burton Weinstein
                                               --------------------------
                                               Name:  Burton Weinstein
                                               Title: Managing Partner


                                          CEDARVIEW OPPORTUNITES MASTER
                                          FUND, LP



                                          By:  /s/ Burton Weinstein
                                               --------------------------
                                               Name:  Burton Weinstein
                                               Title: Managing Partner


                                          AII INVESTMENT HOLDINGS, LTD



                                          By:  /s/ Burton Weinstein
                                               --------------------------
                                               Name:  Burton Weinstein
                                               Title: Managing Partner

                                          CETUS CAPITAL, LLC



                                          By:  /s/ Richard Maybaum
                                               --------------------------
                                               Name:  Richard Maybaum
                                               Title: Managing Director

                                          CHASE LINCOLN FIRST COMMERCIAL
                                          CORPORATION, but only as to its
                                          Credit Trading Group and that
                                          group's Term Loan position



                                          By:  /s/ Samantha E. Hamerman
                                               --------------------------
                                               Name:  Samantha E. Hamerman
                                               Title: Authorized Signatory

                               CLINTON-MAGNOLIA MASTER FUND, LTD.
                               By CLINTON GROUP, INC., as investment adviser



                               By:  /s/ Francis Ruchalski
                                    --------------------------
                                    Name:  Francis Ruchalski
                                    Title: Chief Financial Officer


                               CLINTON MULTISTRATEGY MASTERFUND, LTD.
                               By CLINTON GROUP, INC., as investment adviser



                               By:  /s/ Francis Ruchalski
                                    --------------------------
                                    Name:  Francis Ruchalski
                                    Title: Chief Financial Officer

                                          LBC CREDIT PARTNERS, L.P.



                                          By:  /s/ David E. Fraimow
                                               --------------------------
                                               Name:  David E. Fraimow
                                               Title: Vice President


                                          LBC CREDIT PARTNERS PARALLEL, L.P.



                                          By:  /s/ David E. Fraimow
                                               --------------------------
                                               Name:  David E. Fraimow
                                               Title: Vice President

                                         RAMIUS CREDIT OPPORTUNITIES MASTER FUND
                                         LTD (F/K/A RCG CARPATHIA MASTER FUND,
                                         LTD.)



                                         By:  /s/ Marc Baum
                                              --------------------------
                                              Name:  Marc Baum
                                              Title: Authorized Signatory

                                           TOPAZ FUND



                                           By:_____________________________
                                              Name:
                                              Title:

                                          TRUMPET INVESTORS LP



                                          By:  /s/ Eric Kogan
                                               --------------------------
                                               Name:  Eric Kogan
                                               Title: Manager

                                          UBS STAMFORD LENDER



                                          By:_____________________________
                                             Name:
                                             Title:

                                    EXHIBIT A

                                 PLAN TERM SHEET

===============================================================================

                                LENOX GROUP, INC.

                                 PLAN TERM SHEET

                             AS OF NOVEMBER 23, 2008

===============================================================================

The following is a summary (the "PLAN TERM SHEET") of certain material terms of a proposed Chapter 11 liquidating plan (the "PLAN") of the Company (as defined below). This Plan Term Sheet does not contain all the terms, conditions, and other provisions of the Plan and the transactions contemplated by this Plan Term Sheet are subject to conditions to be set forth in definitive documents. This Plan Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import. This Plan Term Sheet and the information contained herein are strictly confidential and contain material non-public information. It is being provided to the Term Loan Lenders and the Revolving Loan Lenders in accordance with the confidentiality provisions of the respective credit documents. This Plan Term Sheet does not constitute an offer of securities, nor is it an offer or solicitation for any chapter 11 plan, and is being presented for discussion and settlement purposes only.

I.       PARTIES


DEBTORS Lenox Group, Inc., and certain of its subsidiaries (collectively, the "COMPANY" or the "DEBTORS"), including, without limitation, all Borrowers and Guarantors under the Term Loan Agreement and Revolving Credit Agreement.

TERM LOAN           Bank of New York/Mellon as administrative agent and the
LENDERS             leaders party to that certain Amended and Restated Term Loan
                    Credit Agreement, dated as of April 20, 2007 (the "TERM LOAN
                    AGREEMENT") (collectively, the "TERM LOAN LENDERS"), between the Lenders and D 56, Inc., Lenox Retail, Inc., and Lenox
                    Incorporated, as borrowers (the "BORROWERS"), and Lenox
                    Group Inc. and other guarantors party thereto as guarantors
                    (the "GUARANTORS").

REVOLVING LOAN      UBS Securities AG, Stamford  Branch  ("UBS") as
LENDERS             administrative agent and the lenders party to that certain
                    Revolving Credit Agreement, dated as of April 20, 2007 (as amended, the "REVOLVING LOAN AGREEMENT") (collectively, the
                    "REVOLVING LOAN LENDERS"), between the Lenders, the
                    Borrowers, and the Guarantors.

II.      PROPOSED CHAPTER 11 SALE PURSUANT TO PLAN

SALE OF ASSETS OF   The proposed Plan contemplates (a) a sale (the "LENOX SALE")
LENOX BUSINESS      to the Term Loan Lenders of all or substantially  all of the
PURSUANT TO A       assets of (i) the Lenox  Business (as defined below) and
CHAPTER 11 PLAN(1)  (ii) the D56 Business (as defined below) that is remaining at the time of the Closing (as defined below), and (b) the subsequent disposition by the Term Loan Lenders of certain remaining portions of the D56 Business in accordance with the D56 Scale Down (as defined below) or as otherwise determined by New Lenox. The assets of the Lenox Business and the D56 Business to be purchased by the Term Loan
                    Lenders (the "PURCHASED ASSETS") shall include all the assets of the Lenox Business and the D56 Business as of the Closing Date other than rejected contracts and any other assets or liabilities of either business designated as excluded assets by the Term Loan Lenders at least 10 days prior to the Effective Date.

                    For purposes of this Plan Term Sheet the term "LENOX BUSINESS" shall mean all of the assets of the Debtors that are used or useful in connection with the manufacturing, sale and distribution of the Lenox, Dansk, Gorham and other similar brands, including (without limitation) all inventory, accounts, intellectual property and other real and personal property.

                    For purposes of this Plan Term Sheet the term "D56 BUSINESS" shall mean all of the assets of the Debtors that are used or useful in connection with the manufacturing, sale and distribution of [collectibles], including (without limitation) all inventory, accounts, intellectual property and other real and personal property.

                    To facilitate the Lenox Sale, the Term Loan Lenders will create a new entity or entities (collectively, "NEW LENOX") to which all or a portion of the loans under the Term Loan Agreement owned by the Term Loan Lenders party to the Plan Support Agreement dated as of November 23, 2008 (the "PLAN SUPPORT AGREEMENT") will be transferred. The Term Loan Lenders will credit bid an amount up to the aggregate amount of the obligations owned by the Term Loan Lenders and arising under the Term Loan Agreement for the Purchased Assets (the "PURCHASE PRICE"). Upon closing of the sale, which shall be the effective date of the Plan (the "CLOSING" or the "EFFECTIVE DATE"), New Lenox (and, indirectly, the Term Lenders, as the owners of New Lenox), will own 100% of the

________________

1 The Term Loan Lenders reserve the right to direct the Company to consummate the Lenox Sale pursuant to a sale under section 363 of the Bankruptcy Code in the event of a default under the DIP Facility, undue delay in the confirmation of the Plan, in the event the cash payments to the holders of allowed administrative and priority claims required to confirm the Plan pursuant to section 1129 of the Bankruptcy Code exceed, in the aggregate, the aggregate claim amounts set forth herein, or for the other reasons set forth in the Plan Support Agreement.

                    equity in the Purchased Assets.

                    The terms of the Lenox Sale shall be set forth in an asset purchase agreement in form and substance reasonably acceptable to the Company and the Term Loan Lenders (the "APA"). The APA will also provide for, among other things, the assumption by New Lenox of certain other liabilities of the Debtors, in each case as specified by New Lenox.

                    Pursuant to the terms of the Plan the Company will undergo a tax liquidation as soon as reasonably practicable after the Effective Date of the Plan.

III.     PROPOSED SALE/LIQUIDATION OF D56 ASSETS


D56 BUSINESS        Beginning before the Effective Date and continuing after
PROCESS             the Effective Date, the D56 Business will be scaled down
                    or disposed of by the Company or New Lenox, as applicable, either through a scale down plan, a sale process/royalty arrangement or another disposition (the "D56 SCALE DOWN").
                    The net proceeds received by the Company prior to the Effective Date in connection with the D56 Scale Down shall be applied in accordance with the terms of the Revolving
                    Loan Agreement and the Term Loan Agreement. Any assets of the D56 Business that remain unsold as of the Closing shall be treated as "Purchased Assets" and shall be sold, transferred and assigned to New Lenox.

                    Prior to the Effective Date, the Company will consult with the Term Loan Lenders before making any material decisions regarding the D56 Scale Down.

IV.      PLAN ADMINISTRATOR


APPOINTMENT         The Plan shall provide for the appointment of a plan
                    administrator (the "PLAN ADMINISTRATOR") to, among other things, (a) oversee the claims resolution process, and (b) wind down the Company.

                    On the Effective Date, pursuant to the Plan, the Plan Administrator will be provided with funding (the "PLAN ADMINISTRATOR FUND"), in an amount to be agreed upon by the Company and the Term Loan Lenders, which shall be sufficient to pay the fees and expenses of the Plan Administrator and its professionals and all costs incident to winding down the Company, objecting to and resolving claims, and distributing proceeds under the Plan (the "PLAN ADMINISTRATOR EXPENSES"). All amounts realized by the Plan Administrator from the sale, transfer or other disposition of assets, if any, shall be added to the Plan Administrator Fund. Any net recoveries from such proceeds that exceed amounts reasonably expected to be required to pay for the Plan

                    Administrator Expenses shall be immediately turned over to New Lenox. When all the duties of the Plan Administrator have been completed, the Company has been wound down, all allowed general unsecured claims have been paid the amount to which they are entitled under the Plan, there are no remaining disputed general unsecured claims, and the chapter 11 cases have been closed, any funds remaining in the Plan Administrator Fund shall be remitted to New Lenox.

V.       TREATMENT OF CLAIMS AND INTERESTS


ADMINISTRATIVE/     On the Effective Date, pursuant to the Plan, the Plan
PRIORITY/SECURED    Administrator shall be provided with funding (the "APST
TAX CLAIMS FUND     CLAIMS FUND") in an amount to be determined by agreement
                    of the Company and the Term Loan Lenders, but in any event, subject to the aggregate claim amounts set forth below, which funds shall be sufficient to pay all Administrative
                    Expense Claims, Priority and Secured Tax Claims, and Other
                    Priority Claims that are allowed on the Effective Date and that may become allowed after the Effective Date. The Plan
                    Administrator shall be responsible for resolving and paying all Administrative Expense Claims, Priority and Secured Tax
                    Claims, and Other Priority Claims. After all Administrative
                    Expense Claims, Priority and Secured Tax Claims, and Other
                    Priority Claims have been paid in full and there are no remaining Administrative Expense Claims, Priority and
                    Secured Tax Claims, and Other Priority Claims, all funds remaining in the APST Claims Fund shall be remitted to New
                    Lenox.

ADMINISTRATIVE AND
PRIORITY CLAIMS

  o ADMINISTRATIVE Except to the extent that a holder has been paid by the EXPENSE CLAIMS Company, in whole or in part, prior to the Effective Date or agrees to a less favorable treatment, each holder of an allowed administrative expense claim shall be paid in full, in cash, the full amount of its unpaid claim on or as soon as reasonably practicable following the later to occur of
                    (a) the Effective Date or as soon thereafter as is reasonably practicable and (b) the date on which such claim becomes allowed; provided, however, that in no event shall the aggregate amount of non-professional fee Administrative Expense Claims (including, without limitation, cure costs) exceed $[1,800,000].

  o  SECURED TAX    Except to the extent that a holder has been  paid by the
     AND PRIORITY   Company, in whole or in part, prior to the Effective Date or
     TAX CLAIMS     agrees to a less favorable treatment, each holder of an
                    allowed secured tax claim or allowed priority tax claim shall (a) be paid in full, in cash, the full amount of its unpaid claim on or as soon as reasonably practicable following the later to occur of (x) the Effective Date or as soon thereafter as is reasonably practicable and (y) the date on which such claim becomes allowed or (b) receive such other terms determined by the Bankruptcy Court to provide the holder deferred cash payments having a value, as of the Effective

                    Date, equal to such claim; provided, however, that in no event shall the aggregate amount of Secured Tax Claims and Priority Tax Claims exceed $[250,000].

  o  OTHER          Except to the extent that a holder has been paid by the
     PRIORITY       Company, in whole or in part, prior to the Effective Date
     CLAIMS         or agrees to a less favorable treatment, each  holder of
                    an allowed other priority claim shall receive, in full satisfaction of such other unpaid priority claim, cash in the full amount of the claim, on or as soon as reasonably practicable after the later of (i) the Effective Date or as soon thereafter as is reasonably practicable, and (ii) the date such claim becomes allowed; provided, however, that in no event shall the aggregate amount of Other Priority Claims exceed $[100,000].

SECURED CLAIMS

  o  REVOLVING LOAN The Revolving Loans (the "REVOLVING LOAN CLAIMS") arising
     FACILITY from the Revolving Loan Agreement shall be "rolled up" into the DIP Facility.

  o  TERM LOAN      Holders of secured claims arising from the Term Loan
     FACILITY       Agreement shall contribute all of their claims to
                    New Lenox. New Lenox will credit the Purchase Price and purchase the Purchased Assets free and clear of all liens, interests, claims or encumbrances, except as set forth in the APA.

  o  MISCELLANEOUS  To the extent not previously paid pursuant to an order of
     SECURED        the Bankruptcy Court authorizing payment of lien claims
     CLAIMS         during the chapter 11 cases, all holders of claims secured by valid liens (including, without limitation, mechanics', materialsmens', artisans', tax and any other lien) against property not abandoned or sold will retain their liens on such property and be paid in the ordinary course of business by New Lenox

UNSECURED CLAIMS

  o  GENERAL        On the Effective Date, the Plan Administrator shall be
     UNSECURED      provided with an amount to be agreed upon by the Term
                    Lenders (the "GENERAL UNSECURED CLAIMS FUND") to pay holders of allowed general unsecured claims. On the Effective Date, each holder of an allowed unsecured claim shall receive its pro rata share of the General Unsecured Claims Fund. The
                    Plan shall provide a mechanism for delaying distribution to holders of general unsecured claims pending a resolution of disputed general unsecured claims.

                    The Plan will provide a release of all Chapter 5 causes of action against any person who provided goods and services in the ordinary course of business.(2)

__________________

2  Subject to review of potential claims by Term Loan Lenders.

EQUITY INTERESTS    Holders of equity interests in the Company will not receive or retain any property or interest on account of their interests, and all such interests will be cancelled and extinguished.

VI.      SOURCES FOR PAYMENTS UNDER PLAN


PLAN FUNDING        At Closing, subject to the aggregate claim limits set forth above (compliance with which shall be a condition to effectiveness of the Plan), New Lenox will provide sufficient funds to make all payments required to be made, including to fund the Plan Administrator Fund, the APST
                    Claims Fund, and the General Unsecured Claims Fund.


VII.     OTHER PLAN PROVISIONS


RELEASES AND        The Company/Debtors will release their respective officers
EXCULPATION         and directors, the Revolving Loan Lenders and agent under
                    the Revolving Loan Agreement, the Term Loan Lenders and agent under the Term Loan Agreement, and the respective officers, directors, employees, agents, advisors and professionals of each of the foregoing, including of the Company/Debtors, from all claims arising on or before the Effective Date, other than for claims based on willful misconduct, intentional fraud, or criminal conduct as determined by a final order entered by a court of competent jurisdiction.

                    The Plan will include standard exculpation for individuals and professionals participating in the Debtors' chapter 11 cases.

                    The Term Loan Lenders will release the Debtors and their respective officers, directors, employees, agents, advisors, and professionals from all claims arising on or before the Effective Date, other than for claims based on willful misconduct, intentional fraud, or criminal conduct as determined by a final order entered by a court of competent jurisdiction.

INDEMNIFICATION OF Under the Plan, all indemnification provisions currently PREPETITION OFFICES in place (whether in the by-laws, certificates of
AND DIRECTORS       incorporation,  or employment contracts) for the current and former directors, officers, employees, attorneys, other professionals and agents of the Debtors and such current and former directors and officers' respective affiliates will be assumed by New Lenox and will survive effectiveness of the Plan for claims related to or in connection with any actions, omissions or transactions occurring prior to the Effective Date. Notwithstanding the foregoing, in no event will New Lenox's obligation with respect to indemnification exceed the amount of any deductible payable pursuant to the directors and officers liability policy.

EMPLOYEE TRANSITION The Plan will further provide that New Lenox may, in its
PROGRAMS discretion, assume certain agreements and pre-petition obligations as currently formulated or as modified, including, but not limited to portions of the Company's existing Change in Control, Outplacement, Severance and other benefits and obligations to Company employees (3).

PENSION AND RETIREE Pursuant to the Plan, and as a condition to the
BENEFIT PLANS       effectiveness of the Plan, all existing defined benefit
                    and other pension and/or retiree benefit plans maintained by the Debtors shall be terminated in a manner reasonably acceptable to New Lenox.

DEFINITIVE          The Company, the agent for the Revolving Loan Lenders, the
DOCUMENTATION       agent for the Term Loan Lenders, the Postpetition  Lenders, and the Exit Facility lender will negotiate in good faith definitive documentation for the Plan consistent with the terms hereof, including, without limitation, a plan support agreement, the DIP Facility, and any necessary documents to effectuate the Plan.

OTHER TERMS AND     The Plan and all related documentation shall reflect the
CONDITIONS          terms and conditions of this Plan Term Sheet to the parties'
                    mutual satisfaction and shall contain such other terms and conditions as the parties mutually agree.

                    This Plan Term Sheet will become part of the Plan Support Agreement containing customary terms and conditions to be executed by the Company and the Term Loan Lenders in support of the Plan.

                    The distributions on and treatment of claims of the Term Loan Lenders contemplated herein shall become effective and binding only upon the confirmation and effective date of a Plan under Chapter 11 of the U.S. Bankruptcy Code which has been voted upon and approved by the Term Loan Lenders in accordance with section 1126(c) of the Bankruptcy Code, and confirmed by the Bankruptcy Court.

                    The Company shall not enter into, terminate, amend, modify or supplement any Material Contract without prior consultation with, and the prior consent, which consent shall not unreasonably withheld or delayed, of, the Term Loan Lenders (other than for the purchase or sale of inventory in the ordinary course of business). For purposes hereof the term "Material Contract" shall mean (a) any license agreement, or (b) any agreement that involves the payment of, or the purchase or provisions of goods or services having a value in excess of, $250,000 in any year or $500,000 over the life of such contract.

________________

3 The Term Loan Lenders will need to review all agreements related to these programs before determining whether to agree to this provision.

                    Prior to the Effective Date, the Company shall have taken the steps to perform an audit of 2008 financial results under a format reasonably acceptable to the Term Loan Lenders and consistent with privately held corporations.

                                    EXHIBIT B

                               BIDDING PROCEDURES

                               BIDDING PROCEDURES


          Lenox, Incorporated, a New Jersey corporation, D 56, Inc., a Minnesota corporation, Lenox Retail, Inc., a Minnesota corporation, Lenox Group Inc., a Delaware corporation, FL 56 Intermediate, Corp., a Delaware corporation, Lenox Worldwide, LLC, a Delaware limited liability company, and Lenox Sales, Inc., a Minnesota corporation (collectively referred to as "LENOX" or the "DEBTORS") intend to sell all or substantially all of their assets (the "LENOX ASSETS") through confirmation of a plan of reorganization under chapter 11 of the Bankruptcy Code or through a sale under section 363 of the Bankruptcy Code. In order to attain the highest and best offer for the Lenox Assets, Lenox proposes to market the Lenox Assets and conduct an Auction (as defined below) pursuant to the bid procedures (the "BIDDING PROCEDURES") set forth herein. All terms not otherwise defined herein shall have the meanings given to them in the Plan Support Agreement dated as of November 23, 2008 among Lenox and other signatories thereto (collectively, the "TERM LOAN LENDERS").

     1.   BID PROCEDURES MOTION

          A. The Bidding Procedures set forth herein are subject to the approval of the Bankruptcy Court presiding over Lenox's Chapter 11 Cases. On or before November 26, 2008, Lenox shall file a motion seeking approval of these Bidding Procedures and requesting that the Bankruptcy Court schedule a hearing to approve a sale of the Lenox Assets to the highest and best bidder.

          B. The hearing to approve the sale of the Lenox Assets (the "SALE HEARING") shall be held on or before March 15, 2009 and may be held at the same time as the Confirmation Hearing.

     2.   QUALIFYING BIDDERS

          A. The Debtors, after consultation with the Term Loan Lenders and the statutory committee of unsecured creditors (the "COMMITTEE"), will: (A) determine whether any Person is a Qualifying Bidder (as defined below); (B) determine whether a Qualifying Bidder has made a Qualified Bid (as defined below); and (C) negotiate any offer set forth in a Qualified Bid (collectively, the "BIDDING PROCESS"). Nothing in these Bidding Procedures shall constitute the consent of the Term Loan Lenders or the Committee to any bid.

          B. In order to participate in the Bidding Process, each Person (a "POTENTIAL BIDDER") must deliver to the Debtors: (i) an executed confidentiality agreement in form and substance satisfactory to the Debtors; and (ii) such financial and other information as the Debtors shall reasonably request (the "FINANCIAL INFORMATION") of such Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of purchasing the Business, then: (x) the Financial Information of the equity holder(s) of the Potential Bidder or such other form of financial disclosure acceptable to the Debtors, following consultation with the Term Loan Lenders and the Committee; and (y) the written commitment of such equity holder(s) to be responsible for the Potential Bidder's obligations in connection with the purchase of the Lenox Assets (collectively, the "PARTICIPATION REQUIREMENTS").

          C. A "Qualifying Bidder" is a Potential Bidder that satisfies the Participation Requirements, and which the Debtors, in their business judgment and after consultation with the Term Loan Lenders and the Committee, determine is financially able to consummate the purchase of the Lenox Assets in a timely manner. Within two (2) Business Days after receipt from the Potential Bidder of the materials required in connection with the Participation Requirements, the Debtors shall notify the Potential Bidder whether such Potential Bidder is a Qualifying Bidder. Each Qualifying Bidder shall be permitted to conduct reasonable due diligence with respect to the Lenox Assets during the period prior to the Auction.

          D. Notwithstanding anything to the contrary herein, the Term Loan Lenders (and any designee of the Term Loan Lenders) shall be deemed Qualifying Bidders and shall be entitled to credit bid at the Auction in accordance with section 363(k) of the Bankruptcy Code, subject to satisfaction of the requirements set forth in section 3.C.ii-v.

          E. The Debtors shall be entitled to request due diligence from each Qualifying Bidder, upon execution of a confidentiality agreement in form and substance reasonably equivalent to the confidentiality agreement executed by such Qualifying Bidder. Notwithstanding any other provision herein, failure by a Qualifying Bidder to fully comply with the reasonable due diligence requests and requests for additional information made by the Debtors shall be a basis for the Debtors, after consultation with the Term Loan Lenders and the Committee, to determine that a bid made by such Qualifying Bidder is not a Qualified Bid.

     3.   QUALIFIED BIDS

          A. A bid or offer received from a Qualifying Bidder will constitute a "Qualified Bid" only if such bid or offer includes all of the Qualified Bid Documents (as defined below), meets all of the Qualified Bid Requirements (as defined below), and is accompanied by the Good Faith Deposit (as defined below).

          B. In order to be deemed a Qualifying Bidder and participate in the Bidding Process, each Qualifying Bidder, must deliver the following documents (collectively, the "QUALIFIED BID DOCUMENTS") to counsel for the Debtors by no later than 4:00 P.M. (prevailing Eastern time) on January __, 2009 (the "BID DEADLINE"):

                    i. a written offer stating that: (A) such Qualifying Bidder offers to purchase all, or substantially all, of the Lenox Assets and to assume such liabilities as may be identified by the Qualifying Bidder; (B) such Qualifying Bidder is prepared to enter into a legally binding purchase and sale agreement for the acquisition of the Lenox Assets and assumption of liabilities, on terms and conditions set forth in a mark-up of the Purchase Agreement submitted by such Qualifying Bidder; and (C) such Qualifying Bidder's offer is irrevocable through and including the date of the Auction; and

                    ii. a copy of a Purchase Agreement marked to show changes made by the Qualifying Bidder executed by such Qualifying Bidder.

          C. In addition, all bids must satisfy the following requirements (collectively, the "QUALIFIED BID Requirements"):

                    i. the bid is in cash and the assumption of liabilities;

                    ii. the bid provides for payment in full, in cash of all obligations outstanding under the Debtors' DIP Financing and/or all claims of the Revolving Lenders under the Amended and Restated Revolving Credit Agreement dated April 20, 2007;

                    iii. the bid is not conditioned upon approval by the Bankruptcy Court of any bid protections, such as a termination fee, expense reimbursement or similar type of payment;

                    iv. the bid fully discloses the identity of each entity that will be bidding or otherwise participating in connection with such bid, and the complete terms of any such participation; and

                    v. the Qualifying Bidder acknowledges and represents that:
          (A) the Qualifying Bidder had an opportunity to conduct any and all due diligence regarding the Lenox Assets prior to submitting its bid;
          (B) the Qualifying Bidder has relied solely upon its own independent review, investigation and/or inspection of any documents and/or the Lenox Assets in making its bid; (C) the Qualifying Bidder did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Lenox Assets or the completeness of any information provided in connection therewith or the Auction, except as expressly stated in these Bidding Procedures; and (D) the bid is not contingent upon any additional due diligence.

          D. The Term Loan Lenders are deemed to have made an initial Qualifying Bid in the amount of $______.

          E. The Debtors, after consultation with the Term Loan Lenders and the Committee, may: (a) determine in their business judgment which Qualified Bid, if any, is the highest or otherwise best offer; and (b) reject any Qualified Bid that the Debtors, after consultation with the Term Loan Lenders and the Committee, determine to be: (i) inadequate or insufficient; (ii) not in conformity with the requirements of applicable bankruptcy laws or these Bidding Procedures; or (iii) contrary to the best interests of the Debtors, their estates and their creditors. The Debtors, after consultation with the Term Loan Lenders and the Committee, shall have the right to adopt such other rules for the Bidding Process which, in their sole judgment, will better promote the goals of the Bidding Process and which are not inconsistent with any of the provisions of these Bidding Procedures, or of any order of the Bankruptcy Court.

          F. All Qualifying Bidders (other than the Term Loan Lenders or their designee) that submit a bid must deliver to the Debtors via wire transfer (or other form acceptable to the Debtors and the Term Loan Lenders) by the Bid Deadline an amount equal to ten percent (10%) of the proposed cash portion of the purchase price set forth in such bid (the "GOOD FAITH DEPOSIT").

          G. If no Qualified Bids other than the Term Loan Lenders' Qualified Bid is received, no Auction shall be held and Lenox shall seek approval of the Term Loan Lenders' Qualified Bid as the highest and best offer for the Lenox Assets at the Sale Hearing.

     4.   AUCTION

          A. If the Debtors receive two or more Qualified Bids, the Debtors will, unless otherwise ordered by the Bankruptcy Court, conduct an auction (the "AUCTION") with respect to the Lenox Assets. In connection with the Auction, the Debtors will provide each Qualifying Bidder that submitted a Qualified Bid with a summary of the material terms of each Qualified Bid no later than 4:00 p.m. (prevailing Eastern time) on _____, 2009.

          B. The Auction, if required, will commence at 10:00 a.m. (prevailing Eastern time) on _____, 2009, or at such later time and at other place as the Debtors shall notify all Qualifying Bidders who have submitted Qualified Bids and all other Persons entitled to attend the Auction.

          C. Only the Debtors, Qualifying Bidders who have submitted Qualified Bids, the United States Trustee, the Term Loan Lenders, and the Committee, in each case with their respective advisors, will be entitled to attend, participate and be heard at the Auction; provided, however, that any financing contingency contained in a Qualified Bid must be either satisfied or waived prior to the commencement of the Auction as a condition to the participation in the Auction of the Qualified Bidder who made such Qualified Bid. Only Qualifying Bidders will be entitled to make any subsequent Qualified Bids at the Auction.

          D. During the Auction, bidding will begin at the purchase price stated in the highest or otherwise best Qualified Bid, and the first bid thereafter shall be at least $____ higher than such Qualified Bid.

          E. All subsequent bids will be made in minimum increments of at least $_____ (the "OVERBID INCREMENT") higher than the previous Qualified Bid.

          F. Subject to the Overbid Increments set forth herein, the Term Loan Lenders shall be permitted to increase their initial Qualified Bid by credit bidding up to the full amount of outstanding principal obligations under the Term Loan Agreement.

          G. Bidding at the Auction will continue until such time as the highest and best Qualified Bid (the "SUCCESSFUL BID") is selected as follows: immediately prior to conclusion of the Auction, the Debtors, after consultation with the Term Loan Lenders and the Committee, will: (i) review each Qualified Bid on the basis of financial and contractual terms and other factors relevant to (x) the determination of which transaction is in the best interests of the creditors and estates of the Debtors and their Affiliates, and (y) the sale process, including those factors affecting the speed and certainty of consummating a transaction; and (ii) in the exercise of their business judgment, select the Successful Bid and the second highest and best Qualified Bid (the "BACK-UP BID"). Any Successful Bid must not be conditioned upon satisfaction of a financing contingency.

          H. Within two (2) Business Days after the conclusion of the Auction, the Qualifying Bidder submitting the Successful Bid (the "SUCCESSFUL BIDDER") must supplement its Good Faith Deposit such that its Good Faith Deposit equals 10% of the cash portion of the Successful Bid; PROVIDED, HOWEVER, that if the Term Loan Lenders (or their designee) are the Successful Bidder, no deposit shall be required.

     5.   APPROVAL AND CLOSING OF THE SALE

          A. In the event that the Auction is held, the Debtors shall seek entry of an order of the Bankruptcy Court approving the Successful Bid and the Back-up Bid (the "SALE ORDER"), which order shall be sought in form and substance reasonably acceptable to the Debtors, the Term Loan Lenders, the Committee and the Qualifying Bidders submitting the Successful Bid and the Back-up Bid.

          B. If, following the entry of the Sale Order by the Bankruptcy Court, the Successful Bidder fails to consummate a transaction with the Debtors in respect of such Successful Bid because of a breach or failure to perform on the part of such Qualifying Bidder, then the Back-up Bid shall be deemed to be the Successful Bid, and the Debtors, after consultation with the Term Loan Lenders and the Committee, will be authorized, but not required, to consummate a transaction in respect of the Back-up Bid with the Back-up Bidder without further order of the Bankruptcy Court, if applicable.

          C. The Debtors' presentation to the Bankruptcy Court for approval of a particular Qualified Bid as the Successful Bid does not constitute the Debtors' acceptance of such Qualified Bid. The Debtors will be deemed to have accepted any Qualified Bid only when such Qualified Bid is determined to be the Successful Bid and has been approved by the Bankruptcy Court.

          D. The Good Faith Deposits of the Successful Bidder and the Back-Up Bidder will be retained by the Debtors and such Qualified Bids will remain open until the closing of a transaction with the Successful Bidder in respect of the Successful Bid. The Good Faith Deposits of all other Qualifying Bidders shall be returned promptly after the entry of the Sale Order. The Good Faith Deposit of the Qualifying Bidder submitting the Back-Up Bid shall be returned promptly after the closing of the sale to the Successful Bidder.

          E. If the Successful Bidder fails to consummate a transaction in respect of the Successful Bid because of a breach or failure to perform on the part of such Successful Bidder and the Debtors are not then deemed to be in material breach of the applicable purchase and sale agreement, then the Debtors will not have any obligation to return the Good Faith Deposit to the Successful Bidder, and such Good Faith Deposit shall irrevocably become the property of the Debtors, and shall not be credited against the purchase price of any purchaser.